July 22, 2003



Seabury Transportation Advisors LLC
Attention:  Roy Clauss, Managing Director
540 Madison Avenue, 17th Floor
New York, NY 10022

Dear Roy:

With reference to our Agreement dated December 16, 2002, herein please find our notification according to Section 2: Authorization Period, to terminate the agreement according to a "Company Termination Event".

On a personal note, I would be pleased to meet with you on my next visit to New York to discuss potential future cooperation.


Sincerely yours,
HiEnergy Technologies, Inc. by


/s/ Bogdan C. Maglich
---------------------------------
Bogdan C. Maglich
CEO


P.S. We are aware of our obligation to Seabury of the remaining amount of the retainer of $25,000 which will be paid to you as soon as our situation has improved.